UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2009

uVuMobile, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26809	91-1962104
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2160 Satellite Boulevard, Suite 130,
Duluth, Georgia 30097
(Address of Principal Executive
Offices)  (Zip Code)

(678) 417-2000
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 23, 2009, and with immediate effect, the Company’s current Directors, appointed Peter Forman to fill a Board vacancy and serve as Director until the next annual meeting of the Company’s stockholders and thereafter until his successor is elected and has been qualified.  Pending a determination on independence, at the next Board meeting, the Directors anticipate that Mr. Forman will be appointed to the Audit Committee of the Board of Directors, at which time the Company will file a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”) disclosing such appointment(s).

As a new member of the Board of Directors, Mr. Forman was granted an option under the Company’s 2005 Equity Incentive Plan to purchase 250,000 shares of its common stock, subject to vesting requirements, at an exercise price equal to the closing sales price of the Company’s common stock on the NASDAQ OTC Bulletin Board on February 23, 2009. Subject to the Company’s cash position and needs, Mr. Forman will be paid $500 for each telephonic Board meeting and $1,500 plus reasonable reimbursable expenses for each Board meeting attended in person. If Mr. Forman serves on any of the Company’s Board committees, then he will receive an additional option to purchase 25,000 shares of common stock per committee per year. If he becomes a committee chair, he will receive an additional option to purchase 10,000 shares of common stock per committee.  All of the foregoing options, once granted, will vest quarterly over the subsequent 12 months. In the unlikely event that Mr. Forman is unable to fulfill his entire term as a Board member, the Company will make a pro rata allocation of the options earned through the date of termination to the terminating director in accordance with the terms of the option agreements.

There are no current or proposed transactions between the Company and Mr. Forman or his immediate family, or between the Company, requiring disclosure under Rule 404(a) of Regulation S-K promulgated by the SEC.

On February 23, 2009, Mr. McKelvey resigned as a Director of the Company.  Mr. McKelvey had no disagreements with management or the Company on any matter relating to its operations, policies or practices. Mr. McKelvey was a member of the Nominating Committee.

Item 9.01 Financial Statements and Exhibits

Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

uVuMobile, Inc.

Date: February 24, 2009	By: /s/ Scott Hughes
Scott Hughes
President and Chief Executive Officer